SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): October 18, 2000



                                The Stanley Works
              (Exact name of registrant as specified in charter)


  Connecticut                    1-5224                       06-0548860
(State or other               (Commission                 (IRS Employer
jurisdiction of               File Number)                Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(860) 225-5111




                         Not Applicable
   (Former name or former address, if changed since last report)








                       Exhibit Index is located on Page 4

                               Page 1 of 13 Pages



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         Item 5.   Other Events.


                             1. On October 18, 2000, the Registrant issued a
                   press release announcing third quarter earnings and fourth quarter dividend. Attached as Exhibit 20 (i) is a copy of the Registrant's press release.


         Item 7.   Financial Statements and Exhibits.

                   (c) 20(i) Press   release   dated   October  18,  2000
                             announcing third quarter results and fourth quarter dividend.

                       20(ii)Cautionary  statements  relating to forward looking
                             statements included in Exhibit 20(i) and made today in a conference call with industry analysts, shareowners and other participants.






























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                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                   THE STANLEY WORKS



Date: October 18, 2000      By:    Bruce H. Beatt
                            Name:  Bruce H. Beatt
                            Title: Vice President, General
                                   Counsel and Secretary
































                               Page 3 of 13 Pages




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                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                             Dated October 18, 2000



                         Exhibit No.         Page

                           20(i)               5

                           20(ii)             12








































                               Page 4 of 13 Pages


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FOR IMMEDIATE RELEASE                                         Exhibit 20(i)

STANLEY REPORTS 3RD QUARTER EPS UP 12%, EXCLUSIVE OF PRIOR YEAR NON-RECURRING GAIN.

FREE CASH FLOW AT $34 MILLION

New Britain, Connecticut, October 18, 2000: The Stanley Works (NYSE: "SWK") announced today that third quarter net income was $49 million, or $.56 per diluted share, versus $45 million, or $.50 per diluted share, in the same quarter last year, exclusive of one-time benefits in the third quarter of 1999. This equaled Wall Street analysts' consensus estimates of $.56 per diluted share. Operating margin was 12.1% compared with 11.3% in the third quarter of 1999.

Reported results in the prior reporting period included a one-time gain of $9 million pre-tax, or $.06 per diluted share, resulting principally from the liquidation of a cross-currency financial instrument. Including such income, the company reported net income of $50 million, or $.56 per diluted share, in the third quarter of 1999.

Net sales were $684 million, a 1% decline from last year. A weak Euro accounted for a 2% decrease and lower pricing for 1%, partially offset by 2% higher unit volumes. Despite recent share gains, the company's unit volume growth is currently being constrained by slower economic growth and the effect of inventory corrections in certain product lines at major U.S. retailers.

John M. Trani, Chairman and Chief Executive Officer, commented: "The U.S. economic environment is clearly slowing. Despite that and a weaker Euro, we were able to deliver earnings growth and strong cash flow due to ongoing cost management. For the fifth consecutive quarter, our operations team made progress in lowering our manufacturing cost base. In addition, sequential and year-over-year improvements in SG&A expenses were achieved, both in terms of absolute dollars and percent to sales. Margins are continuing to expand to record levels, and our lower fixed cost structure will deliver operating leverage when growth resumes.

"With regard to growth, our fill rates to large retail customers have improved steadily. Coupled with another array of new products highlighted at the recent Hardware Show, where Stanley was named 'Innovator of the Year' and this summer's successful customer line reviews, recent

                               Page 5 of 13 Pages


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commitments  for our new products  clearly  indicate that we are winning  market share. This bodes well for revenue expansion as soon as normal demand patterns resume."

Gross margins were 35.8%, exceeding 1999 gross margins of 35.4%, as productivity improvements from a variety of programs more than offset continued commodity cost increases and pricing pressures. In this regard, the company has already achieved the level of employment reductions planned for the year 2000.

Selling, general and administrative expenses were $162 million, or 23.7% of sales, versus 24.1% in the third quarter of 1999 and down $6 million from their second quarter 2000 level. The company was able to fund increases in sales and marketing initiatives, while achieving an overall SG&A expense decline of $5 million from third quarter 1999 levels.

Third quarter net interest expense was $7 million, consistent with 1999. Other income / expense was a $2 million expense, compared with income of $6 million in 1999, as prior-year results included the aforementioned one-time gain.

The company generated strong third quarter cash from operations of $73 million. This represents 150% of net income and led to the generation of $34 million free cash flow (cash from operations less capital expenditures and dividends). Inventories declined $11 million in the quarter as production rates were successfully rebalanced in consideration of lower demand. Accounts receivable increased $13 million due to normal third-quarter seasonality. However, the company improved collections of delinquent accounts during the quarter. Further strong cash generation is anticipated in the fourth quarter.

Mr. Trani added: "Our cash flow performance again reflects a high quality of earnings as well as our inherent cash-generating ability. As a result, Stanley continues to have flexibility to pursue organic growth initiatives and other options to enhance shareowner value." During the quarter, the company repurchased 1.0 million shares, bringing its year-to-date total to 4.3 million shares.

Tools segment sales of $531 million were up 1% over the third quarter of 1999. An increase of 3% from unit volume, primarily in the Americas, was offset by declines in Europe. Tools segment operating profit was 12.9% compared with 12.8% in the same period last year as productivity gains somewhat exceeded unfavorable currency and pricing.

                               Page 6 of 13 Pages


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Doors segment sales  declined 8% to $154 million,  from decreases in unit volume of U.S. hardware, residential entry doors and home decor products. These decreases resulted primarily from lower sales to large retail and OEM customers, largely as a result of lower market demand. Doors segment operating profit increased to 9.2% of sales versus 6.5% in the same period last year from productivity gains. The Hardware business continues to shift its production cost base into lower cost locations. Along with greatly improved fill rates, this bodes well for continued margin expansion.

The company also announced today that its Board of Directors approved a fourth quarter regular dividend of $.23 per share on the company's common stock. The dividend is payable on Tuesday, December 26, 2000 to shareholders of record at the close of business on Friday, November 24, 2000.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, door systems and related hardware for professional, industrial and consumer use.


Investors Gerard J. Gould              Media     Vance N. Meyer
Contact:  VP, Investor Relations       Contact:  Director, Communication &
                                                   Public Affairs
          (860) 827-3833 office                  (860) 827-3871 office
          (860) 658-2718 home                    (203) 795-0581 home
          ggould@stanleyworks.com                vmeyer@stanleyworks.com


This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today.

The Stanley Works corporate press releases are available on the company's Internet web site at http://www.stanleyworks.com. Alternatively, they are available through PR Newswire's "Company News On-Call" service by FAX at 800-758-5804, ext. 874363.












                               Page 7 of 13 Pages


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                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)



                            Third Quarter              Nine Months
                             2000   1999             2000       1999

Net Sales                  $ 684.4  $ 692.0      $ 2,082.6  $ 2,061.2

Costs and Expenses
  Cost of sales              439.4    446.9        1,324.5    1,353.4
  Selling, general and
    administrative           162.2    166.9          502.2      522.2
  Interest - net               7.2      7.0           20.9       21.9
  Other - net                  1.8     (6.2)          11.5        0.8

                             610.6    614.6        1,859.1    1,898.3

Earnings before
    income taxes              73.8     77.4          223.5      162.9

Income Taxes                  25.1     27.1           76.0       57.0

Net Earnings               $  48.7  $  50.3      $   147.5  $   105.9

Net Earnings Per
    Share of Common Stock

     Basic                 $  0.56  $  0.56      $    1.68  $    1.18

     Diluted               $  0.56  $  0.56      $    1.68  $    1.18

Dividends per share        $  0.23  $  0.22      $    0.67  $    0.65

Average shares outstanding
    (in thousands)

     Basic                  86,532   89,687         87,721     89,532

     Diluted                86,677   89,949         87,927     89,805








                               Page 8 of 13 Pages


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                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)


                                             September 30      October 2
                                                  2000           1999

ASSETS
  Cash and cash equivalents                   $    93.3       $   131.5
  Accounts receivable                             576.7           576.0
  Inventories                                     388.6           367.1
  Other current assets                             72.9            74.8

       Total current assets                     1,131.5         1,149.4

  Property, plant and equipment                   505.3           495.9
  Goodwill and other intangibles                  174.9           187.6
  Other assets                                    111.8           129.0

                                              $ 1,923.5       $ 1,961.9


LIABILITIES AND SHAREOWNERS' EQUITY
  Short-term borrowings                       $   293.5       $   222.9
  Accounts payable                                222.4           203.7
  Accrued expenses                                288.4           309.0

       Total current liabilities                  804.3           735.6

  Long-term debt                                  243.3           299.2
  Other long-term liabilities                     175.1           213.5
  Shareowners' equity                             700.8           713.6

                                              $ 1,923.5       $ 1,961.9





















                               Page 9 of 13 Pages



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                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)


                                      Third Quarter       Nine Months
                                      2000      1999    2000      1999
Operating Activities
   Net earnings                    $  48.7   $  50.3 $  147.5  $  105.9
   Depreciation and amortization      20.3      20.9     64.4      66.2
   Other non-cash items                2.8      (4.0)     9.9       9.8
   Changes in working capital        (16.7)    (13.2)   (80.1)    (47.2)
   Changes in other operating
      assets and liabilities          17.5      38.4    (21.2)     17.9
   Net cash provided by
      operating activities            72.6      92.4    120.5     152.6


Investing and Financing Activities
   Capital and software expenditures (19.3)    (31.1)   (48.1)    (81.8)
   Proceeds from sales of assets       6.5      22.1     10.0      37.0
   Net borrowing activity              4.3     (30.3)   107.9     (30.7)
   Net stock transactions            (30.9)     (2.5)  (107.1)     (6.4)
   Proceeds from swap termination       -       13.9       -       13.9
   Cash dividends on common stock    (19.8)    (19.6)   (58.5)    (57.9)
   Other                              (3.1)      1.8    (19.4)     (5.3)
   Net cash used by financing
      and investing activities       (62.3)    (45.7)  (115.2)   (131.2)

Increase in Cash and
   and Cash Equivalents               10.3      46.7      5.3      21.4

Cash and Cash Equivalents,
   Beginning of Period                83.0      84.8     88.0     110.1

Cash and Cash Equivalents,
   End of Third Quarter            $  93.3  $  131.5   $ 93.3  $  131.5

















                               Page 10 of 13 Pages


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                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)


                            Third Quarter            Nine Months
                            2000     1999          2000       1999
INDUSTRY SEGMENTS
Net Sales

  Tools                   $ 530.6  $ 525.5      $ 1,621.8   $ 1,584.1
  Doors                     153.8    166.5          460.8       477.1


  Consolidated            $ 684.4  $ 692.0      $ 2,082.6   $ 2,061.2


Operating Profit

  Tools                   $  68.7  $  67.3      $   219.2   $   207.9
  Doors                      14.1     10.9           36.7        32.6

                             82.8     78.2          255.9       240.5

  Restructuring-related
    transition and other
    non-recurring costs        -        -              -        (54.9)
  Interest-net               (7.2)    (7.0)         (20.9)      (21.9)
  Other-net                  (1.8)     6.2          (11.5)      ( 0.8)

  Earnings Before
      Income Taxes        $  73.8  $  77.4      $   223.5   $   162.9























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                                                                Exhibit 20(ii)

                              CAUTIONARY STATEMENTS
           Under the Private Securities Litigation Reform Act of 1995

The statements in the company's press release attached to this Current Report on Form 8-K and made today in a conference call with industry analysts, shareowners and other participants regarding the company's ability (1) to achieve earnings growth this year in the high single or low double digit range, consistent with the guidance provided by the company in February, (2) to improve productivity (by approximately $80 million this year) and lower the overall cost structure,
(3) to increase market share and generate sales this year at levels consistent with those achieved in 1999, (4) to reduce selling, general and administrative expenses as a percentage of sales, and (5) to drive working capital and efficiency and continue to generate cash are forward looking and inherently subject to risk and uncertainty.

The company's ability to improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or that are being developed to improve manufacturing operations and to implement related control systems. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events. In addition, the Company's ability to leverage the benefits of gross margin improvements is dependent upon achieving the targeted level of selling, general and administrative expenses.

The company's ability to increase market share and generate sales this year at levels consistent with those achieved in 1999 is dependent upon a number of factors, including: (i) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives, (ii) the success of the "War in the Store" initiatives to increase retail sell through and stimulate demand for the company's products, (iii) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage, (iv) the ability of the company to fulfill increased demand for its products, (v) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition, (vi) the ability to improve the cost structure in order to fund new product and brand development and (vii) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products.


                               Page 12 of 13 Pages


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The company's ability to reduce selling,  general and administrative expenses as a  percentage  of sales  is  dependent  upon  the  success  of  various  process
improvement   activities,   the  continued  success  of  changes  to  the  sales
organization and the reduction of transaction costs.

The company's ability to drive working capital efficiency and continue to generate cash are dependent on achieving its earnings growth targets and the continued success of improvements in processes to manage inventory and receivables levels.

The company's ability to achieve the objectives discussed above will also be affected by the current slowdown in the economy and other external factors. These include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade, monetary and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products and recessionary or expansive trends in the economies of the world in which the company operates.



































                               Page 13 of 13 Pages


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